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                                  Exhibit 10.6

                           GEORGIA DEPARTMENT LETTER
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                       Department of Banking and Finance
                        2000 Brandywine Road, Suite 200
                          Atlanta, Georgia 30341-5565



August 9, 1995



The Board of Directors
Tara State Bank
6375 Highway 85
Post Office Box 775
Riverdale, Georgia 30274-0775

Re:  Termination of Memorandum of Understanding

Dear Members of the Board:

This Department, after consultation with the Federal Deposit Insurance Corporation, has determined that the Memorandum of Understanding dated March 27, 1992, has served its purpose and may be terminated. Please accept this letter as your official notification of that termination.

The Federal Deposit Insurance Corporation has advised us of its termination of its participation in the Memorandum of Understanding effective August 2, 1995. We understand that the bank has been requested to submit quarterly reports to the Corporation on classified assets in excess of $200,000.00 until further notice. Please forward copies of these quarterly reports to this Department. We anticipate receiving these reports on or prior to the twentieth day of the month following the end of each calendar quarter.

We wish to thank the Board of Directors and bank management for the degree of cooperation exhibited during this period of supervision. We trust that you will continue the goals and objectives of the administrative action in the operation of your bank.

Sincerely,


/s/John B. Kline/pb

John B. Kline, CFE
Deputy Commissioner
 for Bank Supervision
(770) 986-1630

JBK:LES:es